6






             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                          FORM 8-K

                       CURRENT REPORT


              Pursuant to Section 13 or 15 (d)
           of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)
                     September 22, 1998


                COMMUNITY TRUST BANCORP, INC.
   (Exact name of registrant as specified in its charter)

     Kentucky             0-11129            61-0979818
     (State or other    (Commission       (IRS Employer
     jurisdiction of    File Number)     Identification
     incorporation)                           No.)

     208 North Mayo Trail
     Pikeville, Kentucky                          41501
     (Address of principal executive offices)
(Zip Code)

     Registrant's telephone number, including area code:
(606) 432-1414

                       Not Applicable
     (Former name or former address, if changed since last report)

Item 5. Resignation of Chief Financial Officer

     CTBI will take a Special Charge of $8,000,000 (pretax) in the third quarter.

     See Exhibit 1.

                         Signatures

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                             Community Trust Bancorp, Inc.




September 22, 1998           By:/s/Burlin Coleman
                             Burlin Coleman
                             Chairman of the Board
                             President & CEO

                      INDEX TO EXHIBITS


Exhibit                                      Sequentially Numbered Pages

1         Community Trust Bancorp, Inc.                5-6
          Press Release dated September 22, 1998

Exhibit 1

FOR IMMEDIATE RELEASE
September 22, 1998

FOR ADDITIONAL INFORMATION PLEASE CONTACT BURLIN COLEMAN,
CHAIRMAN AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT
(606) 437-3276


CTBI will take a Special Charge of $8,000,000 (pretax) in the Third Quarter

     Community Trust Bancorp, Inc. expects to report third quarter earnings of approximately $700,000 ($0.07 per share) compared to $4,412,000 ($0.44 per share) last year.

     CTBI will reduce staff by 78 FTE (9% of total staff) and take a one-time charge of $750,000 to cover expenses associated with restructuring and reduction in staff. In addition, CTBI will make a special provision of $7,250,000 to the Reserve for Losses on Loans to clean up problems in the Indirect Loan Portfolio. This portfolio has been a continuing problem and this special provision will allow management to expedite the resolution of this issue. The third quarter results will also include the reversal of income tax accruals of approximately $1,500,000.

     CTBI currently pays 100% of employees family health insurance. Due to the rising costs of health insurance, it will require employees to contribute 25% of the cost of health insurance. This will result in an estimated savings of $750,000 annually.

     Overall, CTBI expects estimated cost reductions of $2,500,000 in 1999 as a result of the staff reductions and restructuring. The special loan loss provision will eliminate the drain on earnings CTBI has been experiencing from indirect loan losses.

     CTBI plans to sell or merge nine (9) small branches and relocate its Marketing, Training, and Indirect Lending departments to Pikeville from Lexington, Kentucky. Five of the branches which are in Wal-Mart Supercenters and Winn Dixie stores with total deposits of approximately $18,000,000 will be sold and four (4) traditional branches will be merged into other CTBI main offices or nearby branches.

     The in-store branches are recent start-ups and have been performing up to expectations. However, since CTBI is flush with deposits as a result of its recent acquisition of Bank One and PNC branches with total deposits in excess of $400,000,000, management believes it is no longer advisable to continue to fund start-up costs for these new branches. Moving the Marketing, Training, and Indirect Lending departments into existing space in Pikeville will reduce occupancy costs and provide management efficiencies.

     Working with a consultant, management has identified employees, in addition to those at the 9 branches, whose positions were eliminated in the consolidation of operations and excess staff primarily in the teller and CSR areas. Employees affected by the relocations will be offered an opportunity to relocate to Pikeville, but some will choose not to relocate and will not be replaced.

     Terminations within the affected job groups will be done on a seniority basis with employees whose positions were eliminated in the consolidation of operations being offered reassignments. Also, a voluntary retirement package will be offered to affected employees who are at least 58 years of age who have been employed at least 15 years.

     The branch sales, mergers, relocations and staff reductions are expected to be completed by the end of 1998.

     Exit packages will be offered to all terminated employees including those who choose to leave rather than accept reassignments.

     In January, CTBI adopted stricter underwriting and collection policies for the Indirect Lending Department and began eliminating unprofitable dealers. As a result of these changes, monthly loan volumes are approximately 50% of 1997 peak. Analysis of the 1998 portfolio shows defaults in this portfolio are very acceptable.

     Relocating Indirect Lending to Pikeville will allow closer supervision by senior management. CTBI will be focusing on dealers within its own markets where there are opportunities to cross sell other bank products.

     We are confident this action will address the problems in the Indirect portfolio and result in a profitable line of business going forward.